Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333- 258325) and related prospectus of Point Biopharma Global Inc. of our report dated March 25, 2022, with respect to our audits of the consolidated financial statements of POINT Biopharma Global, Inc. and Subsidiaries as of December 31, 2021 and 2020 and for the years then ended. We also consent to the reference of our firm under the heading "Experts" in this Post-Effective Amendment No. 1 to the Registration Statement.

/s/ ArmaninoLLP
San Jose, California

March 25, 2022